DRAFT 2 08/23/11

[1 Corporate Way
Lansing, Michigan 48951
www.jackson.com]

JACKSON®
NATIONAL LIFE INSURANCE COMPANY

Thank you for choosing Jackson National Life Insurance Company, hereinafter also referred to as "the Company" or "Jackson." If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.

THIS ANNUITY CONTRACT IS ISSUED BY THE COMPANY AND IS A LEGAL AGREEMENT BETWEEN THE OWNER ("YOU") AND JACKSON NATIONAL LIFE INSURANCE COMPANY.

READ YOUR CONTRACT CAREFULLY.

AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT INVESTMENT DIVISIONS ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE UNDERLYING MUTUAL FUNDS.

THE DEATH BENEFIT WILL NEVER BE LESS THAN THAT REQUIRED BY THE STATE WHERE THIS CONTRACT WAS ISSUED.

NOTICE OF RIGHT TO EXAMINE CONTRACT

YOU MAY RETURN THIS CONTRACT TO THE SELLING PRODUCER OR THE COMPANY WITHIN [10] DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE SEPARATE ACCOUNT CONTRACT VALUE, WITHOUT DEDUCTION FOR ANY SALES CHARGES, FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS RECEIVED AT ITS SERVICE CENTER. UPON SUCH REFUND, THE CONTRACT SHALL BE VOID.

INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE.
INCOME OPTIONS AVAILABLE.
NONPARTICIPATING.

This Contract is signed by the Company

President and Chief Executive Officer

Secretary

TABLE OF CONTENTS

CONTRACT DATA PAGE

Contract Number:	[1234567890]
Owner:	[John Doe]
Owner Issue Age:	[35]
Joint Owner:	[Jane Doe]
Joint Owner Issue Age:	[35]
Annuitant:	[John Doe]
Annuitant Issue Age:	[35]
Joint Annuitant:	[Jane Doe]
Joint Annuitant Issue Age:	[35]
Initial Premium:	[$5,000]
Issue Date:	[February 1, 2012]
Issue State:	[Michigan]
Income Date:	[February 1, 2072]
Beneficiary(ies):	[Brian Doe]

CONTRACT DATA PAGE (CONT'D)

Mortality and Expense Charge: On an annual basis, this charge equals [0.85%] of the daily net asset value of the Investment Divisions.

Administration Charge: On an annual basis, this charge equals [0.15%] of the daily net asset value of the Investment Divisions.

Liquidity Option Charge: On an annual basis, this charge equals [0.25%] of the daily net asset value of the Investment Divisions.

The Liquidity Option Charge allows You to take partial or full withdrawals without incurring a withdrawal charge. An Annual Contract Maintenance Charge may be deducted upon a full withdrawal.

Total Asset Based Charges: On an annual basis, the total of all asset based charges is equal to [1.25%] of the daily net asset value of the Investment Divisions.

Asset based charges are deducted daily as part of the Accumulation Unit Value calculation. Total asset based charges include the Mortality and Expense Charge, the Administration Charge and asset based charges for optional benefits.

Annual Contract Maintenance Charge: An annual charge of no more than [$50.00] will be deducted by the Company from those Contracts where the Contract Value is less than [$50,000] at the time such charge is assessed.

Transfer/Transfer Charge: A fee of [$25.00] is charged for each transfer in excess of [15] in any Contract Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Contract Option. Transfer Charges will not be applied to transfers due to dollar cost averaging or other systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Contract Year.

Asset allocation service providers must comply with the Company's administrative systems, rules, and procedures.

A transfer will be effective as of the end of the Business Day when the Company receives a transfer request prior to market close in Good Order, otherwise the transfer will be effective as of the end of the next Business Day.

The Company will not be liable for a transfer made in accordance with the Owner's instructions.

CONTRACT DATA PAGE (CONT'D)

Transfer/Transfer Charge (Continued): **FROM INVESTMENT DIVISION TO INVESTMENT DIVISION.** Prior to and after the Income Date, You may transfer all or a portion of Your Contract Value in one Investment Division to any available Investment Division(s).

Premium(s): Premiums are flexible. This means that the Owner may change the amounts, frequency or timing of Premiums. The initial Premium must be at least [$5,000] for Nonqualified Plan Contracts and [$2,000] for Qualified Plan Contracts. Subsequent Premiums must be at least [$500] ([$50] if made in connection with an automatic payment plan). Total Premiums under a Contract may not exceed [$2,500,000]. However, the Company may waive the minimums or maximums at any time. The Company reserves the right to refuse any Premium payment.

The Owner may allocate Premiums among the Investment Divisions, subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Allocations may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to an Investment Division is [$100]. Any subsequent Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation meets the minimums and restrictions described above, regardless of such instructions.

Investment Division(s): Availability is indicated in the current prospectus and any supplements.

The Investment Divisions You have selected will be detailed in a confirmation sent to You by the Company on or after the Issue Date.

If You have questions about this Contract including requests for information about coverage or complaint resolutions, You may contact our Service Center at the following address or telephone number.

Jackson Service Center [P.O. Box 24068 Lansing, MI 48909-4068 800/644-4565]	Express Mail: Jackson Service Center [1 Corporate Way Lansing, MI 48951]

DEFINITIONS

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division prior to the Income Date.

ANNUITANT. The natural person on whose life annuity payments for this Contract are based. Any reference to the Annuitant includes any Joint Annuitant.

ANNUITY UNIT. A unit of measure used to calculate the amount of a variable annuity payment.

BENEFICIARY(IES). The natural person(s) or entity(ies) entitled to receive any Contract benefits upon the death of the Owner or Annuitant as applicable in the circumstances.

BUSINESS DAY. Each day that the New York Stock Exchange is open for business. All requests for transactions that are received at the Company's Service Center in Good Order on any Business Day prior to market close, generally 4 P.M. Eastern Time, will be processed effective the end of that Business Day.

CONTRACT. The Individual Deferred Variable Annuity Contract between You and the Company.

CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

DESIGNATED OPTION(S). The Investment Division(s) made available by the Company and selected by the Owner to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs.

GOOD ORDER. The receipt by the Company of any and all information, documentation, instructions and/or Premium deemed necessary by the Company, in its sole discretion, to issue the Contract or execute any transaction pursuant to the terms of the Contract.

INCOME DATE. The date on which annuity payments are to begin under an income option.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated, and for which Accumulation Units and Annuity Units are separately maintained. The Contract Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds.

ISSUE DATE. The date the Contract was issued by the Company, as shown on the Contract Data Page.

DEFINITIONS (CONT'D)

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Contract. Joint Owners have equal ownership rights and must each authorize any exercising of those ownership rights under the Contract.

LATEST INCOME DATE. The Contract Anniversary on or next following the Owner's 95th birthday under a Non-Qualified Plan Contract, or such earlier date required by the applicable qualified plan, law or regulation.

NONQUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Section [401, 403, 408, 408A or 457] of the Internal Revenue Code, as amended.

OWNER ("YOU," "YOUR"). The natural person(s) or entity(ies) so designated on the Contract Data Page, or by subsequent designation. Usually, but not always, the Owner is also the Annuitant. If Joint Owners are designated, all references to Owner shall mean Joint Owners.

PREMIUM(S). Considerations paid into this Contract by or on behalf of the Owner.

QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections [401, 403, 408, 408A or 457] of the Internal Revenue Code, as amended.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in accordance with Michigan law in which a portion of the Company's assets have been allocated for this and certain other contracts.

SERVICE CENTER. The Company's address and telephone number as specified on the Contract Data Page or as may be designated by the Company from time to time.

SOURCE OPTION. The Investment Division made available by the Company and selected by the Owner from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs.

UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested.

WITHDRAWAL VALUE. The Contract Value, less any tax payable and Annual Contract Maintenance Charges.

GENERAL PROVISIONS

ANNUITANT. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is not a natural person. If the Owner is not a natural person, the age of the Annuitant will be used in lieu of the Owner's age for all purposes under this Contract, unless otherwise specified in the Contract.

ASSIGNMENT. The Owner may assign this Contract before the Income Date, but the Company will not be bound by an assignment unless it is in writing and has been accepted and recorded at the Company's Service Center. The Company reserves the right to refuse assignments or transfers at any time on a nondiscriminatory basis. An assignment will take effect when recorded by the Company. The Company is not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. **THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY ASSIGNMENT. IF YOU MAKE AN ASSIGNMENT, YOU MAY HAVE TO PAY INCOME TAX. YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.**

BENEFICIARY. The individual(s) or entity(ies) designated by the Owner to receive any amount payable under this Contract upon the Owner's death or upon the death of the Annuitant on or after the Income Date pursuant to the terms of this Contract. (See Income Provision section for details.) The original Beneficiary(ies) will be shown on the Contract Data Page. If two or more Beneficiaries are named, those Beneficiaries surviving the applicable death shall share any benefit that would have been due a Beneficiary that predeceased the applicable death in proportion equal to the proportion identified in the Beneficiary designation unless otherwise stated on the Beneficiary designation. If no Beneficiaries survive the applicable death, the death benefit shall be paid to the Owner's estate if the Owner is a natural person, otherwise to the Owner.

Upon the death of a Joint Owner, the surviving Joint Owner shall be treated as the primary Beneficiary and all other Beneficiaries shall become contingent Beneficiaries.

The Owner may request a change of any Beneficiary designation by submitting a written request to the Company's Service Center. No Beneficiary change will take effect unless received by the Company before the applicable death and unless and until recorded by the Company.

CHARGES AND FEES. The Company may assess charges or fees under the Contract. Please see the Contract Data Page for more information as to charges or fees.

The Annual Contract Maintenance Charge specified on the Contract Data Page will be deducted on each Contract Anniversary that occurs on or prior to the Income Date. It will also be deducted when the Contract Value is withdrawn in full if the full withdrawal is not on a Contract Anniversary. The amount of Annual Contract Maintenance Charge may be reduced when sales of the Contract are made to a trustee, employer, or similar entity pursuant to an employee-sponsored retirement plan or when sales are made in a similar arrangement where offering the Contract to a group of individuals or certain individual(s) results in savings of administration expenses. The entitlement of such reduction in Annual Contract Maintenance Charge will be determined by the Company.

GENERAL PROVISIONS (CONT'D)

CONFORMITY WITH LAWS. This Contract will be interpreted under the law of the state in which it is issued and any applicable federal laws. Any provision that is in conflict with the law of such state or any federal law is amended to conform to the minimum requirements of such law.

CONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Page.

ENTIRE CONTRACT. The Contract, and any attached Company forms, endorsements and amendments together make up the entire Contract.

INCORRECT AGE OR SEX. If the age or sex of the Owner or Annuitant is incorrect, the payments will be those that the Premiums paid would have purchased at the correct age and sex. Any underpayments will be adjusted immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No financial representative or producer has authority to change or waive any provision of this Contract. The Company may amend or waive any portion of this Contract without notice or consent if state or federal law permits or so requires.

NONPARTICIPATING. This Contract does not share in the Company's surplus or earnings.

NOTICE. Information or instructions given to the Company by You must be in a form satisfactory to the Company, referred to as Good Order. Such notice takes effect when the Company accepts it and it is recorded at the Service Center.

Any notice the Company sends to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any request or notice must be sent to the Service Center, unless the Company advises You otherwise. You are responsible for promptly notifying the Company of any address change.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

PROTECTION OF PROCEEDS. Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

REPORTS. The Company will send You a report at least once a year. The Company will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any Underlying Mutual Fund(s) with another Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of certain Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Contract. No substitution will be made without notice to You. Changes of Underlying Mutual Fund(s) are subject to the federal securities laws and, if required, the laws of the state where the Contract was issued for delivery. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Contract Value in that Investment Division(s) and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed;
2. Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Contract Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether conditions described in 2. and/or 3. exist.

TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity because of this Contract. Should the Company advance any amount so due, the Company is not waiving any right to collect such amount at a later date. The Company will deduct any withholding taxes required by applicable law as a result of any withdrawals or amounts payable from this Contract.

TRANSFER. The conditions for transfer between Investment Divisions are explained in the Contract Data Page. The Company reserves the right to restrict the number, means and frequency of transfers per year that may be requested by the Owner.

Your ability to make transfers is subject to modification if the Company determines, at the Company's sole discretion, that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer provision which is considered by the Company to be to the disadvantage of other owners. A modification regarding Your ability to make transfers to or from one or more of the Investment Divisions could include, but not be limited to:

1. The requirement of a minimum time period between each transfer.
2. Limiting transfer requests of an agent acting on behalf of one or more owners or under a power of attorney on behalf of one or more owners.
3. Limiting the dollar amount that may be transferred at any one time.

GENERAL PROVISIONS (CONT'D)

The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions. These programs may include dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the money market Investment Division to the Designated Option(s). You may contact the Company's Service Center, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

In order to participate in a dollar cost averaging program or the automatic transfer of earnings program, the Contract Value must be at least [$15,000]. The Company may waive this requirement at its discretion. For a dollar cost averaging program, You may authorize the automatic transfer of a fixed dollar amount or selected percentage of the value of a Source Option, periodically to one or more Designated Option(s). The intervals between transfers may be monthly, quarterly, semi-annually or annually.

ACCUMULATION PROVISIONS

An Owner may not allocate Separate Account Contract Values to more than [eighteen] Investment Divisions at any one time. The Company may waive this restriction at its discretion.

SEPARATE ACCOUNT. The Separate Account consists of assets the Company has set aside and has kept separate from the rest of the Company's general account assets and those of its other segregated asset accounts. These assets are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the contracts supported by the Separate Account, and not against any other contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of the Company's general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the Contracts supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Contract, but in no event will such valuation be less frequent than monthly.

Accumulation Units. The Contract Value will go up or down depending on the performance of the Investment Divisions. In order to monitor the Contract Value during the accumulation phase, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Contract Value, such as withdrawals, transfers, and charges, result in the redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated to any Investment Division by the Accumulation Unit Value for that Investment Division at the close of the Business Day when the allocation is made.

Accumulation Unit Value. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1. Determining the total amount of money invested in the particular Investment Division;
2. Subtracting from that amount any Mortality and Expense Charge, Administration Charge, Liquidity Option Charge and any applicable taxes;
3. Dividing the remainder by the number of outstanding Accumulation Units.

WITHDRAWAL PROVISIONS

At or before the Income Date, the Owner may withdraw all or part of the amounts under this Contract by informing the Company at the Service Center. For full withdrawal, this Contract, or a completed Lost Contract Affidavit, must be returned to the Service Center.

Upon full withdrawal, the Owner will receive the Withdrawal Value. The Withdrawal Value will be based on values at the end of the Business Day on which the request for withdrawal is received at the Service Center in Good Order. **In no event shall the amount withdrawn, whether a full withdrawal or partial withdrawal, exceed the Withdrawal Value.**

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is [$500], or if less, the Owner's entire interest in the Investment Division from which a withdrawal is requested.

The Owner's interest in the Investment Division from which the withdrawal is requested must be at least [$100] after the withdrawal is completed if anything is left in that Investment Division.

Unless otherwise specified, the withdrawal will be made from each Investment Division in proportion to their current value. Withdrawals will be based on values at the end of the Business Day on which the request for withdrawal is received in Good Order at the Service Center.

You may elect to take a systematic withdrawal by surrendering a specific sum or a certain percentage on a monthly, quarterly, semiannual or annual basis, subject to a [$50] minimum withdrawal.

DEATH BENEFIT PROVISIONS

DEATH OF OWNER BEFORE THE INCOME DATE. Upon the Owner's death, or the death of any Joint Owner, before the Income Date, the death benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the current Contract Value.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

DEATH BENEFIT OPTIONS BEFORE INCOME DATE. In the event of the Owner's death or the death of a Joint Owner before the Income Date, a Beneficiary must request that the death benefit be paid under one of the death benefit options below unless the Owner did so previously. The following are the available death benefit options:

1. Option 1 - single lump-sum payment of the death benefit; or
2. Option 2 - payment of the entire death benefit within five years of the date of the death of the Owner or any Joint Owner; or
3. Option 3 - payment of the death benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the death of the Owner or Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of the Owner's death must be distributed within five years of the date of the Owner's death.

If a single lump-sum payment is requested, the amount will be paid within seven days of receipt of proof of death and the election in Good Order at the Service Center, unless the Suspension of Payments under the General Provisions is in effect.

Payment to the Beneficiary, other than in a single lump-sum, may only be elected during the 60-day period beginning with the date of receipt of proof of death in Good Order by the Service Center.

Spousal Continuation Option. If the Joint Owner, if any, or the Beneficiary is the spouse of the deceased Owner, he or she may elect to continue the Contract in his or her own name, at the current Contract Value, and exercise all the Owner's rights under the Contract in lieu of taking the death benefit as a lump-sum payment.

DEATH BENEFIT PROVISIONS (CONT'D)

Pre-selected Death Benefit Option Election. Prior to the Income Date, the Owner may designate the option under which the death benefit will be paid. This designation of the death benefit option must be given in a form acceptable to the Company, and will take effect only after being recorded by the Company.

The Owner may elect any death benefit option described in this Contract, or other death benefit option, as agreed upon by the Company at the time of election. Once elected, the designation can only be revoked or changed by the Owner in a form acceptable to the Company. Upon the death of the Owner, the Beneficiary may not revoke or modify the death benefit option elected, subject to the requirements of the Internal Revenue Code. However, at the time of the Owner's death, the Company reserves the right to change or modify the death benefit option if the death benefit option previously elected exceeds the life expectancy of the Beneficiary. If a Pre-selected Death Benefit Option Election is not made by the Owner prior to the Owner's death, the Beneficiary may request that the death benefit be paid under any of the death benefit options described in this Contract, or other death benefit option, as agreed upon by the Company at the time of request.

If this Pre-selected Death Benefit Option Election is in force at the time of the Owner's death, the payment of the death benefit may not be postponed, nor can the Contract be continued under any provision of this Contract. These restrictions apply even if the Beneficiary is the spouse of the Owner, unless such restriction is prohibited by law.

DEATH OF OWNER AFTER THE INCOME DATE. If the Owner or any Joint Owner, who is not an Annuitant, dies after the Income Date, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner will become the Annuitant. The Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. However, if the Owner is not a natural person, the death of the primary Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

INCOME PROVISIONS

INCOME DATE. If no Income Date is selected, the Income Date will be the Latest Income Date. At any time at least seven days prior to the Income Date then indicated on the Company's records, the Owner may change the Income Date to any date later than the Income Date currently on record by written notice to the Service Center, subject to the Latest Income Date.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a single lump-sum. However, a single lump-sum distribution may be deemed to be a withdrawal. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date or change an income option up to seven days before the Income Date. Unless otherwise designated, the Owner will be the payee.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with [120]-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than [$5,000], and state law permits, the Company has the right to make payments in one single lump-sum. In addition, if the first payment provided would be less than [$50], and state law permits, the Company may require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least [$50].

NO WITHDRAWALS OF THE CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY INCOME OPTION UNDER WHICH PAYMENTS ARE BEING MADE PURSUANT TO LIFE CONTINGENCIES.

Upon written election filed with the Company at its Service Center, the Contract Value will be applied to provide one of the following income options.

OPTION 1 - LIFE INCOME. An annuity payable monthly during the lifetime of the Annuitant. Under this income option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this income option if the Annuitant has an early death.

OPTION 2 - JOINT AND SURVIVOR. An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as chosen at the time of election of the income option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either one-half or two-thirds of the number of each type of Annuity Unit credited. Fixed annuity payments will be equal to either one-half or two-thirds of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of fixed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH [120] OR [240] MONTHLY PERIODS GUARANTEED. An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed [120] or [240] monthly periods, as elected, the balance of the guaranteed number of payments will continue to be made to the Owner as scheduled. In the event the Owner dies before the specified number of guaranteed payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD. Under this income option, the Owner can elect monthly payments for any number of years from [5] to [30]. This election must be made for full 12-month periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the fixed and variable payments according to the terms of this Contract or may alternatively elect to receive the present value of any remaining guaranteed payments in a single lump-sum, the amount of which is calculated by the Company. The present value of any remaining guaranteed payments will be based on the total annuity payment as of the date of the calculation.

ADDITIONAL OPTIONS. The Company may make other income options available including income options for longer periods.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the Contract Value allocated to the fixed annuity payment option, less any applicable taxes and other Contract charges, shall be applied to the payment of the income option elected at annuity rates at least as great as the annuity rates based upon the Table of Income Options specified in the Contract.

The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENT. The initial variable annuity payment is determined by taking the Contract Value allocated to that Investment Division, less any applicable taxes and other Contract charges, and then applying it to the Table of Income Options specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

The first variable annuity payment is divided by the value of an Annuity Unit as of the Income Date to establish the number of Annuity Units representing each variable annuity payment. The number of Annuity Units determined for the first variable annuity payment remains constant for the second and subsequent variable annuity payments, assuming that no reallocation of Contract Values is made.

The amount of the second and each subsequent variable annuity payment is determined by multiplying the number of Annuity Units by the Annuity Unit Value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an Annuity Unit of each Investment Division was set when the Investment Divisions were established. The value may increase or decrease from one Business Day to the next. The Table of Income Options contained in the Contract is based on the assumed net investment rates described in the Basis of Computation provision. If the actual net investment rate experienced by an Investment Division exceeds the assumed net investment rate, variable annuity payments will increase over time. Conversely, if the actual net investment rate is less than the assumed net investment rate, variable annuity payments will decrease over time. If the actual net investment rate equals the assumed net investment rate, the variable annuity payments will remain constant.

The value of a fixed number of Annuity Units will reflect the investment performance of the Investment Divisions, and the amount of each payment will vary accordingly.

For each Investment Division, the value of an Annuity Unit for any Business Day is determined by multiplying the Annuity Unit Value for the immediately preceding Business Day by the net investment factor for the Business Day for which the Annuity Unit Value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate. The net investment factor, which reflects changes in the net asset value of Investment Divisions, is determined by dividing 1. by 2., and then subtracting 3. from the result, where:

1. Is the net result of:
    a. the net asset value of an Investment Division determined as of the end of the Business Day, plus
    b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day, plus or minus
    c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law);
2. Is the net asset value of the Investment Division determined as of the end of the preceding Business Day; and
3. Is the asset charge factor determined by the Company for the Business Day to reflect the applicable Mortality and Expense Charge, and the Administration Charge (but not the Liquidity Option Charge).

TERMINATION PROVISION

This Contract will terminate and all benefits under this Contract will cease on the earlier of:

1. the date of a full surrender;
2. the date the Contract Value falls to zero for any reason; or
3. the date upon which due proof of death of the Owner (or any Joint Owner) and an election of the type of payment to the Beneficiary(ies) is received at Our Service Center in Good Order.

TABLE OF INCOME OPTIONS

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

UNDER OPTION 4		MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.44	2.43	2.41	70	5.58	5.22	4.22	40	2.28	2.27	2.26	70	4.95	4.77	4.10
72	14.31	41	2.48	2.48	2.45	71	5.81	5.39	4.27	41	2.31	2.31	2.30	71	5.16	4.94	4.17
84	12.33	42	2.53	2.52	2.49	72	6.06	5.56	4.32	42	2.36	2.35	2.34	72	5.38	5.11	4.23
96	10.84	43	2.58	2.57	2.54	73	6.33	5.74	4.36	43	2.40	2.39	2.38	73	5.62	5.30	4.28
108	9.68	44	2.63	2.62	2.59	74	6.61	5.92	4.40	44	2.44	2.44	2.42	74	5.88	5.49	4.34
120	8.76	45	2.68	2.67	2.63	75	6.91	6.10	4.43	45	2.49	2.48	2.46	75	6.16	5.69	4.38
132	8.00	46	2.74	2.73	2.68	76	7.24	6.29	4.46	46	2.54	2.53	2.51	76	6.46	5.89	4.42
144	7.37	47	2.80	2.79	2.74	77	7.59	6.47	4.49	47	2.59	2.58	2.56	77	6.78	6.10	4.45
156	6.84	48	2.86	2.85	2.79	78	7.96	6.65	4.51	48	2.64	2.63	2.60	78	7.14	6.30	4.48
168	6.38	49	2.93	2.91	2.84	79	8.37	6.84	4.53	49	2.70	2.69	2.66	79	7.52	6.51	4.51
180	5.98	50	2.99	2.97	2.90	80	8.80	7.01	4.55	50	2.75	2.74	2.71	80	7.94	6.72	4.53
192	5.64	51	3.06	3.04	2.96	81	9.25	7.19	4.56	51	2.81	2.80	2.76	81	8.39	6.93	4.54
204	5.33	52	3.14	3.11	3.02	82	9.75	7.35	4.57	52	2.88	2.87	2.82	82	8.88	7.12	4.56
216	5.06	53	3.22	3.19	3.08	83	10.27	7.51	4.58	53	2.95	2.93	2.88	83	9.41	7.31	4.57
228	4.82	54	3.30	3.27	3.15	84	10.83	7.66	4.58	54	3.02	3.00	2.94	84	9.99	7.49	4.58
240	4.60	55	3.39	3.35	3.21	85	11.43	7.80	4.59	55	3.09	3.07	3.00	85	10.61	7.66	4.58
252	4.40	56	3.48	3.44	3.28	86	12.07	7.92	4.59	56	3.17	3.15	3.07	86	11.28	7.81	4.59
264	4.22	57	3.57	3.53	3.35	87	12.75	8.04	4.59	57	3.25	3.23	3.13	87	12.00	7.95	4.59
276	4.06	58	3.68	3.62	3.42	88	13.48	8.15	4.59	58	3.34	3.31	3.20	88	12.77	8.07	4.59
288	3.90	59	3.79	3.73	3.49	89	14.25	8.25	4.60	59	3.43	3.40	3.27	89	13.58	8.18	4.60
300	3.77	60	3.90	3.83	3.56	90	15.07	8.34	4.60	60	3.53	3.50	3.35	90	14.44	8.28	4.60
312	3.64	61	4.02	3.94	3.63	91	15.94	8.41	4.60	61	3.64	3.60	3.42	91	15.34	8.36	4.60
324	3.52	62	4.16	4.06	3.70	92	16.87	8.48	4.60	62	3.75	3.70	3.50	92	16.28	8.44	4.60
336	3.41	63	4.30	4.18	3.77	93	17.85	8.54	4.60	63	3.87	3.81	3.58	93	17.26	8.51	4.60
348	3.31	64	4.44	4.31	3.84	94	18.90	8.60	4.60	64	3.99	3.93	3.65	94	18.29	8.56	4.60
360	3.21	65	4.60	4.45	3.91	95	20.03	8.64	4.60	65	4.13	4.05	3.73	95	19.37	8.61	4.60
		66	4.77	4.59	3.98	96	21.25	8.67	4.60	66	4.27	4.18	3.81	96	20.51	8.65	4.60
		67	4.96	4.74	4.05	97	22.59	8.70	4.60	67	4.42	4.31	3.89	97	21.73	8.69	4.60
		68	5.15	4.89	4.11	98	24.08	8.72	4.60	68	4.59	4.46	3.96	98	23.09	8.71	4.60
		69	5.36	5.05	4.17	99	25.77	8.74	4.60	69	4.76	4.61	4.03	99	24.62	8.73	4.60

Note: Due to the length of the information, the factors for Option 2 are available from the Service Center upon Your request.

BASIS OF COMPUTATION. [The actuarial basis for the Table of Income Options shall be the Annuity 2000 Mortality Table, with an assumed net investment rate of 1.0%, and a 0% expense load.] The interest rate used in the present value calculation referred to in Options 3 and 4 will be determined by the Company, but in no instance will it be greater than 1% higher than the rate used to calculate the initial payment. The differential in the interest rates is equivalent to a fee for the recalculation and commutation of the payments. The Table of Income Options does not include any applicable tax. The benefits of this Contract will not vary due to expense and/or mortality results.